Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 12, 2012 with respect to the consolidated financial statements of Eros International Plc and its subsidiaries as of March 31, 2012 and for the years ended March 31, 2012 and 2011 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton UK LLP

GRANT THORNTON UK LLP
London, UK
October 17, 2013